Exhibit 99.1

Contact: PXRE Group Ltd. Robert P. Myron Chief Financial Officer 441-296-5858 Bob.Myron@pxre.com	Investors: Citigate Sard Verbinnen Jamie Tully 212-687-8080 Jtully@sardverb.com

PXRE Group Ltd. PXRE House 110 Pitts Bay Road, Pembroke HM 08 Bermuda 441 296 5858 441 296 6162 FAX

ROBERT STAVIS STEPS DOWN FROM
PXRE BOARD OF DIRECTORS

HAMILTON, Bermuda - December 5, 2006 - PXRE Group Ltd. (NYSE:PXT) announced today that Robert Stavis has resigned from the Company’s Board of Directors, effective immediately.

Jeffrey L. Radke, President & Chief Executive Officer of PXRE Group, said, “On behalf of PXRE’s Board of Directors, I would like to thank Robert for the valuable contributions he has made to the Company over the past several years. We understand his decision to step down from the board in order to focus attention on other professional responsibilities, and wish him well in all of his future endeavors.”

Robert Stavis is a partner of Bessemer Venture Partners. He currently serves on the boards of directors of Gerson Lehrman Group, Soleil Securities, Portrait Software (formerly AIT Group, LSE-AIM: PST), Zopa, Revver, Pure Networks, and Quadriserv.

PXRE - with operations in Bermuda, Europe and the United States - provides reinsurance products and services to a worldwide marketplace. The Company’s primary focus is providing property catastrophe reinsurance and retrocessional coverage. The Company also provides marine, aviation and aerospace products and services. The Company’s common shares trade on the New York Stock Exchange under the symbol “PXT.”

To request other printed investor material from PXRE or additional copies of this news release, please contact Jamie Tully or Lesley Bogdanow at Citigate Sard Verbinnen, (212) 687-8080 or visit www.PXRE.com.

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